RoomLinX, Inc. Provides Shareholder and Financial Update

RMLX Preliminary Results Projects Positive Operating Income for Q1 of 2006

DENVER, CO -- 05/22/2006 -- RoomLinX, Inc. (PINKSHEETS: RMLX), a leading provider of wireless and wired Internet solutions to the hospitality industry, today provided investors with the following shareholder and financial update.

Michael Wasik, CEO of RoomLinX, stated, "I would like to provide you with my second update since becoming your CEO a little over six months ago. Our team has been working very hard executing our business plan I outlined in the last shareholder letter so that we would be able to deliver positive news today. When I joined the company as its CEO in November of 2005 we had experienced significant operating losses for the nine months ending September 30, 2005. We have made great strides since then and turned the corner to a positive operating income for the first quarter of 2006.

During the 1st quarter of 2006, based on our preliminary non-audited results, we estimate an operating income at greater than $175,000 on an estimated $550,000 in revenues. Since the first of the year, we also have reduced our accounts payable by approximately $500,000 and have entered into binding agreements to further reduce our accounts payable by approximately $182,000, in each case, on terms favorable to the Company.

RMLX has successfully realized positive operating income in its preliminary results by accomplishing the following:

1.	Quickly converting the current pipeline to closed sales
2.	Executing a revenue recognition plan to capture hotel meeting room revenues
3.	Creating operational efficiencies that decreased expenses
4.	Trimming SG&A costs vigorously without compromising service or execution

Key Accomplishments over last 6 months:
1.	New management took the company to operating income positive in less than 3 months.
2.	New management reduced accounts payable significantly.
3.	Signed deal with Club Intrawest -- Installed 6 properties to date.
4.	Installed 7 properties through partnerships with 2 major cable companies.
5.	Contracted with Hershey Entertainment and Resorts to install 4 additional locations on Hershey property -- 3 of 4 installed to date.
6.	Received Technical certification from BelAir Networks -- sold 4 BelAir installations to date.
7.	Consolidated Corporate Headquarters to Denver, Colorado.
8.	Partnered with Eleven Wireless to offer robust Management software -- sold into 3 locations to date.

Additionally, our plan for the rest of 2006 includes paying down existing debt, getting SEC filings current, raising additional capital to execute on our long-term plans, and returning to the NASDAQ OTC market. As we estimate that we are at positive operating income, we believe we have the financial capability to pay our auditors and attorneys to prepare the necessary SEC reports, including the audit for the year ended December 31, 2005, and we expect to file these reports in the near future.

Longer term, the management team is focused on:

1.	Creating additional high margin revenue streams within our existing customer base
2.	Making additional smart acquisitions
3.	Focusing on the multiple dwelling unit (MDU) market space, where we have already realized higher margins on our monthly recurring revenue streams
4.	Creating strategic alliances that add value and are accretive to the bottom line.

The team we have is extremely dedicated to creating value for our shareholders and customers. Frankly we could not have turned the corner without the dedication and hard work from all of the RoomLinX employees. The shareholder support I have received since inception has been nothing but positive. I am very excited about what the future holds and look forward to continuing to increase our operating income.

I firmly believe that with the necessary funding in place, we will be able to grow profitably over the next twelve months and increase shareholder value. As the Company's CEO, I have a significant stake and a concerted interest in making this a reality.

I look forward to growing the business profitably and creating a company that we can all be proud of. With your support, we can make this a reality.

Please do not hesitate to contact me if you have questions or concerns. I will provide you with the most up to date public information about RoomLinX and its future. On behalf of the entire RoomLinX team, I thank you for your patience and your continued support."

Respectfully,

Michael S. Wasik
Chief Executive Officer
RoomLinX, Inc.

About RoomLinX, Inc.

RoomLinX is a pioneer in Broadband High Speed Wireless Internet connectivity, specializing in providing the most advanced Wi-Fi Wireless and Wired networking solutions for High Speed Internet access to Hotel Guests, Convention Center Exhibitors, Corporate Apartments, and Special Event participants. Designing, deploying and servicing site-specific wireless networks for the hospitality industry is RoomLinX's core competency. www.roomlinx.com

Certain statements in this news release, including statements that we "believe," "expect," "intend" or words of similar import, are forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company's Securities and Exchange Commission filings available at http://www.sec.gov.

Contact:
Michael Wasik
CEO
RoomLinX, Inc.
MWasik@roomlinx.com
(303) 544-1111, x101